UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 15 )

Aura Systems, Inc.
------------------------------------------------------------
(Name of Issuer)


COMMON STOCK
-------------------------------------
(Title of Class of Securities)


051526200
-------------------------------------
(CUSIP Number)

SEC 1745 (3-98)					Page 1 of 10

December 31, 2008		13G		Page 2 of 10 Pages
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

			/_X__/	Rule 13d-1(b)
			/_X__/	Rule 13d-1(c)
			/____/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No. 051526200	13G		Page 3 of 10 Pages
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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	ICM Asset Management, Inc.	               91-1150802
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Washington
----------------------------------------------------------------
	  NUMBER OF	5 SOLE VOTING POWER
	   SHARES	  862
	BENEFICIALLY  ---------------------------------------
	  OWNED BY	6 SHARED VOTING POWER
	    EACH	  	   2,815,650
	 REPORTING	  ---------------------------------------
	   PERSON	7 SOLE DISPOSITIVE POWER
	    WITH	  	   862
			  ---------------------------------------
			8 SHARED DISPOSITIVE POWER
 			   2,815,650
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        	PERSON
	2,816,512
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
        	EXCLUDES CERTAIN SHARES*

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.6%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IA, CO
----------------------------------------------------------------

CUSIP No. 051526200	13G		Page 4 of 10 Pages
----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	James M. Simmons
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	U.S.
----------------------------------------------------------------
	  NUMBER OF	5 SOLE VOTING POWER
	   SHARES	  75,661
	BENEFICIALLY  ---------------------------------------
	  OWNED BY	6 SHARED VOTING POWER
	    EACH	  	   2,992,172
	 REPORTING	  ---------------------------------------
	   PERSON	7 SOLE DISPOSITIVE POWER
	    WITH	  	   75,661
			  ---------------------------------------
			8 SHARED DISPOSITIVE POWER
			   2,992,172
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        	PERSON
	3,067,833
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
        	EXCLUDES CERTAIN SHARES*

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	7.1%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN, HC
----------------------------------------------------------------

CUSIP No. 051526200	13G		Page 5 of 10 Pages
----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Koyah Ventures, LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)/ X /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5 SOLE VOTING POWER
	   SHARES	  100,000
	BENEFICIALLY  ---------------------------------------
	  OWNED BY	6 SHARED VOTING POWER
	    EACH	  	   2,612,598
	 REPORTING	  ---------------------------------------
	   PERSON	7 SOLE DISPOSITIVE POWER
	    WITH	  	   100,000
			  ---------------------------------------
			8 SHARED DISPOSITIVE POWER
			   2,612,598
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        	PERSON
	2,712,598
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
        	EXCLUDES CERTAIN SHARES*

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	6.3%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	00
----------------------------------------------------------------

CUSIP No. 051526200	13G		Page 6 of 10 Pages
----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Koyah Leverage Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)/  /
	(b)/ X /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF	5 SOLE VOTING POWER
	   SHARES	  0
	BENEFICIALLY  ---------------------------------------
	  OWNED BY	6 SHARED VOTING POWER
	    EACH	  	   2,111,188
	 REPORTING	  ---------------------------------------
	   PERSON	7 SOLE DISPOSITIVE POWER
	    WITH	  	   0
			  ---------------------------------------
			8 SHARED DISPOSITIVE POWER
			   2,111,188
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
        	PERSON
	2,111,188
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9)
        	EXCLUDES CERTAIN SHARES*

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	4.9%
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 051526200	13G		Page 7 of 10 Pages

ITEM 1.

     (a)  The name of the issuer is Aura Systems, Inc.
           (the "Issuer").

     (b)  The principal executive office of the Issuer is located at:
            2335 Alaska Avenue
            El Segundo, CA  90245

ITEM 2.

     (a)  The names of the persons filing this statement are:
	    ICM Asset Management, Inc.,
	    James M. Simmons,
	    Koyah Ventures, LLC, and
  	    Koyah Leverage Partners, L.P.
          	    (collectively, the "Filers").

     (b)  The principal business office of the Filers is located at:
           601 W. Main Avenue, Suite 600
           Spokane, WA  99201.

     (c)  See Item 4 of the cover sheet for each Filer.

     (d) This statement relates to shares of common stock of the Issuer (the "Stock").

     (e)  The CUSIP number of the Stock is 051526200.

CUSIP No. 051526200			13G		Page 8 of 10 Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of the Act
                        		(15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        		78c).

	(c)	___	Insurance company as defined in section 3(a)(19) of the
                       		Act (15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of the
                        		Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	_X__	An investment adviser in accordance with 240.13d-
                        		1(b)(1)(ii)(E) (as to ICM Asset Management, Inc.)

	(f)	___	An employee benefit plan or endowment fund in accordance
                        		with 240.13d-1(b)(1)(ii)(F).

	(g)	_X__	A parent holding company or control person in accordance
                        		with 240.13d-1(b)(1)(ii)(G) (as to James M. Simmons).

	(h)	___	A savings association as defined in section 3(b) of the
                        		Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition of an
                        		investment company under section 3(c)(14) of the
                        		Investment Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	_X__	Group, in accordance with section 240.13d-1(b)(1)(ii)(J)
                  		(as to ICM Asset Management, Inc. and James M. Simmons).

CUSIP No. 051526200		13G		Page 9 of 10 Pages

ITEM 4.  OWNERSHIP

See Items 5-9 and 11 on the cover page for each Filer.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /___/.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

ICM Asset Management, Inc. is a registered investment adviser whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock.
James M. Simmons is the Chief Executive Officer and controlling shareholder of ICM Asset Management, Inc. and the manager and controlling owner of Koyah Ventures, LLC. Koyah Ventures, LLC is the general partner of Koyah Leverage Partners, L.P. and other investment limited partnerships of which ICM Asset Management, Inc. is the investment adviser. No individual client of ICM, other than Koyah Leverage Partners, L.P., holds more than five percent of the outstanding Stock.

CUSIP No. 051526200			13G		Page 10 of 10 Pages


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ICM Asset Management, Inc., James M. Simmons and Koyah Ventures, LLC constitute a group within the meaning of Rule 13d-5(b)(1), but are not part of a group with any other person. Koyah Leverage Partners, L.P.
is filing this Schedule 13G jointly with the other Filers, but not as a member of a group, and expressly disclaims membership in a group. In addition, the filing of this Schedule 13G on behalf of Koyah Leverage Partners, L.P. should not be construed as an admission that it is, and Koyah Leverage Partners, L.P. disclaims that it is, the beneficial owner of any of the Stock covered by this Schedule 13G.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

By Koyah Ventures, LLC, and Koyah Leverage Partners, L.P.:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

By ICM Asset Management, Inc., and James M. Simmons:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
				SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 10, 2008


ICM Asset Management, Inc.



______________________________________
By:  James M. Simmons - CEO



______________________________________
James M. Simmons



Koyah Ventures, LLC



_______________________________________
By:  Timothy M. Olsen, Vice President


Koyah Leverage Partners, L.P.
By: Koyah Ventures, LLC
      General Partner


 _______________________________________
By:  Timothy M. Olsen, Vice President